Exhibit 99

                                                               PR NEWSWIRE

                 NORTH EUROPEAN OIL ROYALTY TRUST ANNOUNCES
               DISTRIBUTION FOR FIRST QUARTER OF FISCAL 2004

     RED BANK, N.J. January 29, 2004 -- The Trustees of North European Oil Royalty Trust (NYSE-NRT) announced today a quarterly distribution of 46 cents per unit for the first quarter of fiscal 2004, payable on February 25, 2004 to owners of record on February 13, 2004. The February distribution reflects royalties from sales of natural gas, sulfur and oil made during the last calendar quarter of 2003.

     John R. Van Kirk, Managing Director, reported that this year's distribution was five cents or 9.8% below the distribution for last year's
corresponding quarter.   The Trust has not yet received all of the
information regarding gas sales and prices for the Oldenburg concession which is the Trust's primary royalty area. The information with respect to the higher royalty rate area of western Oldenburg has been received. Gas sales from western Oldenburg declined by 12.9% to 18.17 billion cubic feet ("Bcf") compared to 20.86 Bcf for the first quarter of fiscal 2003. Gas prices for gas sold from western Oldenburg declined by 12.24% to 1.1836 Euro cents per Kwh ("Ecents/Kwh") from 1.3487 Ecents/Kwh for the prior year's equivalent quarter. With both gas prices and sales for western Oldenburg lower, the amount of royalties in Euros prior to conversion declined by 22.8% in comparison to the prior year's period. The average value of the Euro for the current quarter based on the transfer of royalties from western Oldenburg was $1.2245, an increase of 18.7% from the average value of $1.0314 for the prior year's period. This increase reduced the decline in royalties received after their conversion to dollars to just 8.3% in comparison to the amount of dollar royalties received in the prior year's equivalent period.

     The Annual Meeting of Unit Owners will be held at 1:30 PM on February 11, 2004 at the University Club in New York City. All owners are invited to attend. Please note that the University Club has a dress code that requires business attire to be worn.

     For further information on this release or the upcoming meeting contact John H. Van Kirk, Managing Trustee, or John R. Van Kirk, Managing Director,
at (732) 741-4008 or E-mail at NEORT@AOL.Com.